Exhibit 3.2
    CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
CURIS, INC.

Curis, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:
FIRST:     That the Board of Directors of the Corporation has duly adopted resolutions authorizing and approving an amendment to the Restated Certificate of Incorporation of the Corporation.
SECOND:     That the amendment to the Restated Certificate of Incorporation of the Corporation set forth in this Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of Delaware by the Board of Directors and stockholders of the Corporation.
THIRD:    That upon the effectiveness of this Certificate of Amendment, the first paragraph of Article FOURTH of the Restated Certificate of Incorporation is hereby amended and restated as follows:
“FOURTH: At 5:00 p.m., Eastern Time, on the date of filing of this Certificate of Amendment to the Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), a one-for-twenty reverse stock split of the Corporation’s common stock, $0.01 par value per share (the “Common Stock”), shall become effective, pursuant to which each twenty shares of Common Stock issued and outstanding and held of record by each stockholder of the Corporation or issued and held by the Corporation in treasury immediately prior to the Effective Time shall be reclassified and combined into one validly issued, fully paid and nonassessable share of Common Stock automatically and without any action by the holder thereof upon the Effective Time and shall represent one share of Common Stock from and after the Effective Time (such reclassification and combination of shares, the “Reverse Stock Split”). The par value of the Common Stock following the Reverse Stock Split shall remain at $0.01 par value per share. If, upon aggregating all of the Common Stock held by a holder of Common Stock immediately following the Reverse Stock Split a holder of Common Stock would otherwise be entitled to a fractional share of Common Stock, the Corporation shall issue to such holder such fractions of a share of Common Stock as are necessary to round the number of shares of Common Stock held by such holder up to the nearest whole share.
Each stock certificate or book entry position that, immediately prior to the Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock after the Effective Time into which the shares formerly represented by such certificate or book entry position have been reclassified (including those fractional shares issued by the Corporation in connection with the Reverse Stock Split to round the number of shares held by such holder at the Effective Time up to the nearest whole share); provided, however, that each stockholder of record holding a certificate or book entry position that represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall receive, upon surrender of such certificate or book entry position, a new certificate or book entry position evidencing and representing the number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate or book entry position shall have been reclassified (including those fractional shares issued by the Corporation in connection with the Reverse Stock Split to round the number of shares held by such holder at the Effective Time up to the nearest whole share). The Corporation is authorized to issue two classes of capital stock, one of which is designated as Common Stock, and the other of which is designated as preferred stock, $0.01 par value per share (“Preferred Stock”). The total number of shares of both classes of capital stock that the Corporation shall have authority to issue is 27,781,250 shares, consisting of 22,781,250 shares of Common Stock and 5,000,000 shares of Preferred Stock. The Preferred Stock may be issued from time to time in one or more series as set forth in Section (b) of this Article FOURTH. The following is a statement of the designations and the powers, preferences and rights of, and the qualifications, limitations or restrictions applicable to, each class of capital stock of the Corporation.”

IN WITNESS WHEREOF, this Certificate of Amendment of Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on this 28th day of September, 2023.
CURIS, INC.

/s/ James E. Dentzer
By: Title:	James E. Dentzer President and Chief Executive Officer